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                        QUICKTURN DESIGN SYSTEMS, INC.
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                                                                     EXHIBIT 72

CONTACTS:

QUICKTURN DESIGN SYSTEMS, INC.                      ABERNATHY MACGREGOR FRANK
Ray Ostby                                           Pauline Yoshihashi
(408) 914-6000                                      (213) 630-6550
                                                    Matt Sherman
                                                    (212) 371-5999

FOR IMMEDIATE RELEASE

       QUICKTURN'S BOARD REJECTS MENTOR'S JANUARY 6 REVISED UNSOLICITED
              PROPOSAL TO ACQUIRE 2.1 MILLION SHARES OF QUICKTURN

  MENTOR'S PURPORTED SECOND-STEP MERGER PROPOSAL CONDITIONS INCLUDE SECURING
                                   FINANCING

         QUICKTURN REMAINS COMMITTED TO STRATEGIC MERGER WITH CADENCE

  SAN JOSE, Calif., January 7, 1999--Quickturn Design Systems, Inc. (Nasdaq:
QKTN) announced today that its Board of Directors rejected the January 6, 1999 revised unsolicited proposal by Mentor Graphics Corporation (Nasdaq: MENT) to acquire 2,100,000 shares of Quickturn. The Quickturn Board continues to strongly recommend that stockholders not tender their shares to Mentor's partial tender offer, and urges Quickturn stockholders who may have tendered to withdraw their shares.

  In rejecting Mentor's revised partial tender offer, the Quickturn Board considered, among other things, that Mentor's revised bid is not an offer for all of Quickturn's outstanding shares, but rather is limited to an offer to purchase 2,100,000 shares, or about 11.6%, of Quickturn. The Board also considered the fact that Mentor's purported proposal for a second-step merger is highly conditional and, among other things, is subject to Mentor's securing necessary financing. Mentor's second-step merger proposal also is conditioned on Mentor's ability to conduct due diligence, its negotiation of a merger agreement with Quickturn, and other unspecified conditions. The Quickturn Board also believes that Mentor's proposal could interfere with Quickturn's definitive merger agreement with Cadence Design Systems, Inc. (NYSE: CDN), which the Board reaffirmed is in the best interests of Quickturn and its stockholders.

  As previously announced on January 5, 1999, Cadence and Quickturn amended their merger agreement to increase to $15 from $14 the amount of Cadence stock that Quickturn stockholders will receive for each Quickturn share they own. Under terms of the Cadence-Quickturn merger agreement, Cadence will acquire Quickturn in a tax-free, stock-for-stock transaction with an aggregate purchase price of approximately $271 million for all of the outstanding shares of Quickturn.

  Keith R. Lobo, president and chief executive officer of Quickturn, said, "Quickturn's Board has accepted an offer from Cadence for 100% of Quickturn that involves no financing issues, provides all Quickturn stockholders with significant value for their shares, and allows them to participate in the long-term benefits inherent in this strategic combination. In contrast, Mentor's most recent proposal is not a real offer to purchase the entire company, and Mentor has even stated that it does not have committed financing for such a proposal. Mentor's latest proposal also imposes new conditions that make its consummation even more uncertain. Further, as Mentor is well aware, its proposal continues to impose conditions that violate the Cadence-Quickturn merger agreement.

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  "Mentor is simply trying to gain control of Quickturn through the back door," added Mr. Lobo. "Our merger agreement with Cadence will be imperiled if our stockholders vote to replace Quickturn's current directors with Mentor's nominees. Cadence has noted that it will constitute a breach of the Cadence-Quickturn merger agreement if Quickturn is forced to share confidential information with Mentor--an expressed condition of Mentor's proposal. Additionally, under certain circumstances, Mentor may be in a position to block any pooling-of-interests transaction, including the Cadence merger. Cadence has stressed that it will not proceed with the merger if pooling-of-interests treatment is not available, thereby denying the benefits of the transaction for all Quickturn stockholders. Put simply, the Quickturn Board believes that our merger agreement with Cadence is the best way to deliver superior value for 100% of Quickturn's outstanding shares."

  Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME(TM)) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013; Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.